Exhibit 10.18

MANUFACTURING AGREEMENT

    THIS AGREEMENT is made this 16th day of December, 2008 between O-AT-KA MILK PRODUCTS COOPERATIVE, INC. ("Vendor") and ATTITUDE DRINK COMPANY ("Vendee").

RECITALS

    WHEREAS, Vendor is a New York cooperative corporation engaged in the manufacture and production of dairy-based products at its facility in Batavia. New York (the "Facility"); and

    WHEREAS, Vendee desires to purchase from Vendor. and Vendor desires to sell to Vendee. the products listed from time to time on Exhibit A attached hereto (the “Products").

    NOW, THEREFORE. in consideration of the promises by Vendor to sell the Products to Vendee and Vendee to purchase the Products from Vendor and in consideration of the mutual covenants herein. Vendor and Vendee agree as follows:

1.           Services Provided by Vendor.

a) Manufacture. Vendor shall manufacture, package and ship the Products for purchase by Vendee. All Products shall be purchased F.O.B. the Facility by Vendee.

b) Materials and Specifications. Unless otherwise agreed by the parties. Vendor shall procure the ingredients, supplies and packaging materials used in the manufacturing of the Products (the "Materials"). All Products and Materials shall conform to Vendee's approved specifications (the "Specifications"), attached hereto as Exhibit B. Vendee may change the Specifications pursuant to Section 1(d). Vendor shall examine all Materials furnished by Vendee or other suppliers and shall exercise reasonable due diligence in accepting or rejecting items which do not conform in all material respects to the Specifications. or do not comply with any laws or regulations of the United States. the State of New York. Genesee County. and the City and Town of Batavia. New York (collectively. the "Laws").

c) Inventory of Materials. Vendor shall provide and/or procure a sufficient quantity of Materials to meet the production requirements imposed on Vendor pursuant to the terms of this Agreement. If provided by Vendee. Vendee shall ship to Vendor all other necessary materials in such quantities as may be requested by Vendor from time to time.

d) Changes to Specifications. Vendee may modify the Specifications upon thirty (30) calendar days prior written notice. If Vendor cannot make such modifications within the thirty (30) calendar day notice period, Vendor shall implement such modifications as soon thereafter as reasonably possible. Regardless of the number or frequency, changes to the Specifications shall not relieve Vendor of any of its obligations or excuse its performance if such changes do not increase the cost of performance by Vendor. If changes result in an increase or decrease in the production cost of the Products, the parties will negotiate and reach mutual agreement on the actual effect of any such change and the actual increase or decrease in the cost of production. The price paid to Vendor. determined in accordance with Section 5(a), will be adjusted accordingly.  If changes result in an increase in the production cost of the Products.

Vendor will not be obligated to implement such change until the parties agree upon the price adjustment.

e. Shipping and Delivery. Vendor shall load Products onto shipping vehicles designated by the Vendee at the Facility. Vendee shall pay all expenses associated therewith. Vendor shall deliver all orders on the day specified in the applicable purchase order. Partial orders may' he delivered from time to time so long as an applicable order is completed and delivered within the time specified. Delivery shall occur when Vendor delivers Products to the shipping vehicle at the Facility. Title to the Products and all risk of loss or damage thereto shall transfer to Vendee at the time Vendor delivers the Products.

2.           Production Schedule. During the Initial Term_ Vendor shall maintain sufficient production capacity to manufacture and package both the annual number of cases of Products. and the monthly number of cases of Products. as listed on Exhibit A. Vendor will supply Products to Vendee under the labels listed on Exhibit A pursuant to written purchase orders submitted from time to time by Vendee. Vendee shall submit its purchase orders to the following address

O-AT-KA Milk Products Cooperative. Inc.
700 Ellicott Street
P.O. Box 718
Batavia, NY 14021-0718
Facsimile No. 585-343-4473

Unless Vendee and Vendor mutually agree on a different system. Vendee shall provide Vendor with a yearly estimate of its Products needs. In addition, no later than the seventh (7th) day of every month the Vendee shall provide Vendor with a rolling three (3) month forecast with a firm order for the first month. updated every month thereafter (e.g.. by December seventh (7th) the Vendee will provide a forecast for January. February and March. with the month of January being a firm order and the months of February and March being non-binding estimated requirements: by January seventh (7th) the Vendee will provide a forecast for February, March and April with the month of February being a firm order and the months of March and April being non-binding estimated requirements; etc.) (the "Estimated Production Schedule"). Vendor shall notify Vendee within ten (10) calendar days if Vendor cannot comply with all or part of an Estimated Production Schedule.

3.           Vendee's Requirements. Provided that Vendor can offer the Products at competitive prices (including its prices for any Materials it furnishes) and meet the volume and time requirements of Vendee. Vendee agrees to offer all of its business with regard to the manufacture and packaging of the Products to Vendor. To the extent Vendor cannot meet Vendee's request, Vendee can direct its business to another vendor.

4.           Payment for Unused Materials and Products. If for any reason Vendee discontinues operation or ceases to purchase from Vendor, it will pay to Vendor the costs of any Materials on hand and under order and also the value of the Products which are fit for sale. Such payment shall be due and paid within twenty (20) calendar days after such discontinuance or termination. The value of such Products and Materials shall be determined by the price paid by Vendee for similar quantities of Products and Materials at the time notice of discontinuance or termination was received or discovered by Vendor. All unused Products and Materials provided by Vendor and all unused Products shall be purchased F.O.B. the Facility by Vendee. Vendee shall take all reasonable steps to remove all Products and Materials on a timely basis.

5.           Price of Products - Payment to Vendor.  Prices for Products shall be calculated as set forth in Section 5(a) below. The price shall be F.O.B. the Facility, unless otherwise indicated.

a.           Price of Products. Vendee shall pay Vendor a price for each case of Products based on Vendor's actual costs of production, which price shall be the sum of Vendor's: (i) cost of Materials; and (ii) cost of manufacturing, including overhead expenses and profit. The price for each case of Products shall be determined in the month of shipment. The initial components of the case price are set forth on Exhibit C. Formulas for the components and case configurations are also shown on Exhibit C. Such component prices and Exhibit C may be amended from time to time as follows:

(1)	Cost of Materials. The cost of Materials shall be adjusted monthly.

(2)	Cost of Manufacturing. The cost of manufacturing shall be adjusted annually.

b.           Payment. Vendor shall submit its invoices to the following address:

Attitude Drink Company
11300 U.S. Highway 1, Suite 207
North Palm Beach, FL 33408

Vendor will provide a preliminary invoice to Vendee thirty (30) calendar days before production is scheduled. Vendor must receive payment two weeks before commercial production is scheduled. Within 10 days from commercial production vendor will adjust the preliminary pricing to actual providing vendee with either a credit or debit.

c.           Price Adjustments. The parties shall negotiate pricing at least one hundred twenty (120) calendar days prior to the end of each year of the Initial Term (defined below) and prior to the end of each Extension Period (defined below), and shall attempt to agree on pricing within thirty (30) calendar days. If the parties cannot agree on the price for the next succeeding period of performance by the end of the current period, then the price in effect at the end of such period will continue for an additional ninety (90) calendar days. At the end of such ninety (90) calendar days, this Agreement will terminate.

d.           Pricing Review. Vendee may examine, during normal business hours and upon reasonable notice, Vendor's books and records that directly relate to the computation of prices for the Products.

6.           Reports. Vendor shall maintain adequate records of all Materials supplied by Vendee and no later than the fifteenth (15th) day of each month Vendor shall furnish Vendee a report showing the quantity of all Materials received. used and on hand for the prior month from Vendee.

7.           Warranties.  Except as discussed herein. Vendor warrants that all Products manufactured, packaged and shipped for Vendee under this Agreement: (i) shall be manufactured in accordance with the Specifications: (ii) shall be manufactured in accordance with Good Manufacturing Practices as set forth in Title 21 of the Code of Federal Regulations.  Section 11() ( shall be manufactured in accordance with the Laws and shall not, at the time of delivery. be adulterated, contaminated or misbranded within the meaning of the Federal Food. Drug and Cosmetic Act (the "Act") and regulations promulgated pursuant thereto: and (iv) shall not constitute an article prohibited from introduction into interstate commerce under the Act and regulations. In addition to Vendee's other remedies. Products which do not comply with this warranty may be rejected by Vendee at any time upon notice to Vendor specifying the reason therefor.

8.           Recall Procedure. In the event that Vendee reasonably determines that is necessary or advisable to recall or otherwise remove a shipment of Products from the distribution system or marketplace for any reason, Vendor shall cooperate fully in such recall or removal under such procedures as Vendee shall reasonably proscribe or as mandated by applicable Laws. Vendor shall be responsible for the actual cost of a recall only if, and only to the extent. such recall is attributable to Vendor's negligence or willful misconduct in manufacturing the Products. Notwithstanding anything herein to the contrary. in no event shall Vendor be responsible for the internal cost incurred by Vendee as a result of a recall. Furthermore. if the recall is attributable to Vendee's negligence or willful misconduct, or to the Specifications, Vendee shall assume all costs, including those incurred by Vendor associated with such recall.

9.           Term. This Agreement shall have an initial term of three (3) years commencing as of the date hereof (the "Initial Term"). After the Initial Term. this Agreement shall automatically renew for consecutive one (1) year periods. subject to mutually agreeable pricing (determined in accordance with Section 5(c)) (the "Extension Periods"), unless either party provides notice of cancellation at least one hundred twenty (120) calendar days prior to the end of the Initial Term or subsequent Extension Period.

10.           Ownership and Confidentiality of Product Information.

a. Ownership. Vendee represents and warrants that it is the sole and complete owner of. or has the right to use the trademarks and trade name(s) used in the labels as listed on Exhibit A (the "Product information"), and that it has full power and authority to use the Product Information and to contract with Vendor with respect to the manufacture and packaging of the Products. Any Products or Materials bearing the trademarks and trade name(s) used in the labels listed on Exhibit A may not be sold to anyone other than Vendee or its assigns without the written consent of Vendee. Vendee acknowledges that Vendor has its own proprietary information and items. including, but not limited to, its manufacturing processes.

b. Confidentiality.  In order to protect the confidentiality and proprietary nature of the parties' Confidential Information (as hereinafter defined), the parties desire to set forth certain terms, provisions and restrictions with respect thereto. As used in this Agreement, the term "Confidential Information- shall mean any information disclosed In one party to the other party_ whether transmitted in oral. written or graphical form or obtained by observation or otherwise during laboratory. plant or facility visits, including, without limitation. all scientific. medical. clinical. engineering, statistical. technical, process, method or commercial data. information or know-how. including, without limitation, that relating to research. development. manufacturing, customer lists, trade secrets, Formulas, intellectual property. drawings. models. prototypes or samples and all information regarding pricing. business plans, product lines. methods of business operation and the general business operations and financial information, together with any analyses. compilations, studies or other documents or records prepared by a party or any of its employees or representatives pertaining to such information. With respect to Confidential -Information disclosed under this Agreement. the receiving party of such Confidential Information shall:

(1) use the Confidential Information solely for performance of its obligations hereunder and reproduce the Confidential Information only to the extent necessary for such purposes:

(2) disclose the Confidential Information to its responsible employees or representatives. but only to the extent necessary to carry out the purpose of the disclosure pursuant to this Agreement;

(3) hold the Confidential Information in confidence. restrict disclosure of the Confidential Information solely to those employees or representatives with a need to know the Confidential Information and not disclose, transfer or offer to disclose or transfer any Confidential Information to any other person or entity without the prior written consent of the disclosing party; and

(4) advise its employees or representatives receiving Confidential Information of their obligations with respect to the Confidential Information pursuant to the terms of this Agreement and exercise a degree of care not less than the care used by the disclosing party to protect its Confidential Information. but in no event less than a reasonable degree of care.

The Confidential Information shall be deemed the property of the disclosing party and the receiving party will return or destroy. in the discretion of the disclosing party, all Confidential Information received in tangible form immediately upon request. Any Confidential Information not so returned or destroyed will remain subject to this Agreement. The provisions of this Section 10(b) shall commence on the date of execution by both parties as indicated above and shall expire five (5) years after the date on which the receiving party returns the Confidential Information as provided herein. Notwithstanding the foregoing, a party shall have no obligation to preserve any Confidential Information that: (i) was previously known to the receiving party, as can be documented. free of any obligation to keep confidential and free of any restriction on use or disclosure: (ii) is or becomes generally known to the public other than as a result of disclosure by the receiving party; (iii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party, provided that such source is not bound by any contractual, legal or fiduciary obligations prohibiting the disclosure or transfer of the Confidential information: or lip is independently, developed by the receiving party. as evidenced by the receiving party's written records.

If the receiving party is compelled by lawful process ( whether by interrogatories. requests for information or documents. subpoena. civil investigative demands or other process) to disclose any Confidential Information, such party will provide the other party with prompt written notice of any such demand so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder. the receiving party is. in the opinion of its outside legal counsel. legally required to disclose the Confidential Information. such party may disclose that portion of the Confidential Information which its outside legal counsel advises that it is legally required to disclose and will use its best efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information which is being disclosed. In no event will the receiving party oppose action by the disclosing party to obtain a protective order or other appropriate remedy or reliable assurance that confidential treatment will be accorded to the Confidential Information.

11.           Indemnification.  Each party hereto agrees to defend. indemnify and hold the other harmless from all liabilities, losses. damages. claims, suits, costs and expenses (including court costs and reasonable attorney's fees) including. without limitation, injury to any person or damage to any property, arising out of the indemnifying party's breach of or failure to perform any of its representations, warranties. covenants, agreements or undertakings under this Agreement. Notwithstanding the foregoing, neither party shall have any liability for lost profits sustained by the other party or damage to the other party's good will. which shall include, but not be limited to damage to trademarks and trade names. which loss or damage results from a party's performance of its obligations under this Agreement or failure to perform its obligations under this Agreement. Further, Vendee agrees that any damages which it claims in connection with the recall of Products manufactured by Vendor under this Agreement shall include only costs and expenses paid to third parties. Further. Vendee agrees to defend. indemnify, pay and hold Vendor harmless from all liabilities, losses. damages. claims, suits, costs and expenses (including court costs and reasonable attorney's fees) including, without limitation, injury to any person or damage to any property, arising out or resulting from Vendee's marketing, distribution, and or delivery of the Products to Vendee's customer: and/or that result from any actions, uses or breach of intellectual property rights of third parties related to the labeling, manufacturing, marketing and or sale of the Products, including but not limited to the licensing of the Product trademarks.

12.           Insurance. Vendor represents and warrants that it currently has and will continue to maintain in full force and effect for the duration of this Agreement a minimum of $1,000,000.00 general liability, product liability and broad form vendor's insurance. Vendor shall supply a new insurance certificate each year to Vendee upon request. Vendee shall be named as an additional insured upon request.

13.           Force Majeure. Failure of either party to perform any of its obligations under this Agreement resulting from any cause or causes beyond its control (including but not limited to strikes, labor disputes, fire, acts of God, terrorism or acts or orders of the government) shall not constitute an actionable default or breach of this Agreement; provided, however, that if any event makes Vendor unable to meet Vendee's production schedules. Vendee. after notice to Vendor. shall have the right to utilize any other  vendor for so long as Vendor's inability continues. If such inability continues for more than one hundred twenty (120) calendar days. then Vendee may terminate this Agreement immediately upon giving notice thereof and Vendee and Vendor shall he relieved of any and all further obligations hereunder to each other, except that Vendee shall he obligated to continue to make payment to Vendor for Products shipped and for Products which have been manufactured and produced and are ready for shipment. The time for performance of any duty or obligation hereunder which cannot be performed as a result of an event of Force Majeure, shall he extended for a period equal to the duration of such inability to perform: notwithstanding the foregoing. it is understood that events of Force Majeure shall not extend the time for payment of any money which is due and payable or extend the term of this Agreement.

14.           Termination.  Either party may immediately terminate this Agreement if the other party has failed to perform or meet any material term or condition of this Agreement and has not cured such failure within thirty (30) calendar days of receiving written notice of such failure.

15.           Remedies Cumulative. The remedies granted in this Agreement are cumulative and in addition to other remedies to which the parties may be entitled arising from any violation. default or breach of this Agreement.

16.           Miscellaneous.

a.           Compliance with Laws. Vendee shall comply with all laws applicable to the performance of its obligations under this Agreement.

b.           Effect of Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements. arrangements and understandings, written or oral. relating to the subject matter hereof.

(c)           Governing Law. This Agreement shall he governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(d)           Disputes. All disputes arising in connection with this Agreement shall be brought in. and the parties expressly consent to the jurisdiction and venue of the federal or state courts located in the Monroe County. New York.

(e)           Amendment and Waiver. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein. shall be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise. and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

(f)           Assignment. No party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

g.           Notices. Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder shall be in writing and shall be sent either by registered or certified first-class mail, postage prepaid and return receipt requested. or by telex or telecopier, addressed as follows:

(1)	If to Vendee, to:

Attitude Drink Company
11300 U.S. Highway 1, Suite 207
North Palm Beach, FL 33408

Attn: _____________________
Telephone No.: 877-799-5053
Facsimile No.: 561-799-5039

(2)	If to Vendor, to:

0-AT-KA Milk Products Cooperative, Inc. 700 Ellicott Street
P.O. Box 718
Batavia, NY 14021-0718
Attn: C. A. McCampbell, Chief Operating Officer
Telephone No.: 585-343-0536
Facsimile No.: 585-343-4473

Either party may specify in writing, in the manner above provided, another address to which subsequent notice to such party shall be given. Any notice or communication given hereunder shall be deemed to have been given as of the date immediately following the date so mailed; provided, however, that if such following date shall be Saturday, Sunday, or a legal holiday, then the date of the notice shall be the next regular business day.

h.           Binding Effect. Subject to the provisions of Section 16(f), this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any person not a party hereto.

i.   Independent Contractors. Vendor and Vendee are independent contractors with respect to the rights and obligations created by this Agreement, and nothing herein shall be construed to create any agency, joint venture, partnership or other similar relationship. In addition, nothing herein shall be construed to authorize either party to represent or commit the other party in negotiations or transactions with third parties.

j.           Headings; Counterparts. The headings used in this Agreement are for convenience of reference only and do not form a part hereof and shall not in any way modify, interpret or construe the intent of the parties. This Agreement may be executed in more than one counterpart. each of which shall he deemed an original. and all of which together shall constitute the same instrument.

k.           Survival. The provisions Of this Agreement that h\ their sense and context are intended to survive termination of this Agreement shall so survive this Agreement.

        IN WITNESS WHEREOF. the parties hereto have executed this Agreement.

ATTITUDE DRINK COMPANY	O-AT-KA MILK PRODUCTS COOPERATIVE, INC.

By: /s/ Roy G. Warren	By: /s/ C.A. McCampbell
Roy G. Warren, CEO	C.A. McCampbell Chief Operating Officer

Exhibit A

Products and Production Schedule

1.           Products:

Slammers                      35g Protein Drink -- chocolate and other flavors TBD

Just                                 8g Protein Drink – chocolate and other flavors TBD

2.           Packaging Configuration:

Slammers                      24 – 14.5 ft oz. Alumi-Tek bottles in trays

Skimmers                      24 (6-4 pack) 14.5 fl. oz. Alumi-Tek bottles in trays

Just                               24 – 8 fl. oz. Alumi-Tek bottles in trays

Just                               24 (6-4 pack) 8 fl. oz. Alumi-Tek bottles in trays

3           Production Schedules:

a.           Production Forecast

1.	Annual Slammers
Annual Just

2.	Monthly Slammers
Monthly Just

Exhibit B

Specifications

TO BE COMPLETED UPON SIGN OFF OF FINAL FORMULA'S.

Exhibit C

Price of Products

TO BE COMPIFTED UPON SIGN OFF OF FINAL FORMULA'S.